RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Bradley S. Vizi
Pennsauken, NJ 08109	info@rcmt.com	Executive Chairman
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES ADOPTS STOCKHOLDER RIGHTS PLAN

Pennsauken, NJ – May 22, 2020 -- RCM Technologies, Inc. (“RCM” or “the Company”) (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, specialty health care and information technology services, today announced that its Board of Directors has approved the adoption of a limited duration stockholder rights plan (the “Rights Plan”) and declared a dividend distribution of one right (“Right”) for each outstanding share of common stock.

The Rights Plan is intended to protect RCM and its stockholders from efforts to obtain control of RCM that the Board of Directors determines are not in the best interests of RCM and its stockholders, and to enable all stockholders to realize the long-term value of their investment in RCM. The Rights Plan is not intended to interfere with any merger, tender or exchange offer or other business combination approved by the Board of Directors. Nor does the Rights Plan prevent the RCM Board from considering any offer that it considers to be in the best interest of its stockholders. The Rights Plan adopted by RCM is similar to rights plans adopted by many other publicly-traded companies, and is intended to promote the fair and equal treatment of all RCM stockholders and ensure that no person or group can gain control of RCM through open market accumulation or other tactics potentially disadvantaging the interests of all stockholders without paying an appropriate control premium to deliver sufficient value for all RCM stockholders. The Board of Directors has taken note in particular that, in light of the COVID-19 pandemic, recent market events, and other factors, the closing price of the Company’s common stock has dropped by 59% year-to-date 2020 and by 69% as compared to its 52-week high. The Board of Directors believes RCM’s stock is significantly undervalued as the result of the current market environment.

Pursuant to the Rights Plan, RCM is issuing one Right for each current share of common stock outstanding at the close of business on June 2, 2020. Initially, the Rights will not be exercisable, will be represented by RCM common stock certificates or book entry notations, and will trade with the shares of RCM’s common stock.  If the Rights become exercisable, each Right will entitle stockholders to buy one one-hundredth of a share of a new series of participating preferred stock at an exercise price of $5.60 per Right. The distribution of the Rights will not be taxable to shareholders.
The Rights will be exercisable if a person or group acquires 10% or more of RCM’s common stock in a transaction, including the open market purchase of shares, not approved by RCM’s Board of Directors. If a person or group acquires 10% or more of RCM’s common stock in such a transaction, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right’s exercise price (subject to adjustment as provided in the Rights Plan), a number of shares of RCM’s common stock having a then-current market value of twice the exercise price.
RCM’s Board of Directors may redeem the Rights for $0.001 per Right at any time before an event that causes the Rights to become exercisable. The Rights will expire on May 22, 2021, unless the Rights have previously been redeemed by the Board of Directors.

Further details of the Rights Plan will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company will be filing with the Securities and Exchange Commission (SEC). These filings will be available on the SEC’s web site at www.sec.gov.
Objective Capital Partners acted as financial advisor to the Company in connection with the adoption of the Rights Plan.
About RCM
RCM is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors. RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America and Serbia. Additional information can be found at www.rcmt.com.
The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should,” “are confident” or similar expressions. In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to the impact of the COVID-19 pandemic, demand for the Company’s services, expectations regarding our future revenues and other financial results, our pipeline and potential project wins and our expectations for growth in our business. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. Risk, uncertainties and other factors may emerge from time to time that could cause the Company’s actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.